CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The  Board  of  Directors
Emeritus  Corporation:


We consent to incorporation by reference in the registration statements (Nos.333-60323, 333-05965 and 333-70580) on Form S-8 and (No. 333-20805) on Form
S-3 of Emeritus Corporation of our reports dated June 11, 2004, relating to the combined balance sheets of the CPM Properties as of December 31, 2003 and 2002, and the related statements of operations, changes in owners' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003 and the combined balance sheets of the JEA Properties as of December 31, 2003 and 2002, and the related statements of operations, changes in owners' deficit, and cash flows for each of the years in the three-year period ended December 31, 2003, which reports appear in the report on Form 8-K/A of Emeritus Corporation dated June 15, 2004.

/s/  KPMG  LLP


Seattle,  Washington
June  15,  2004